ex77i.txt
Sub-Item 77I: Terms of New or Amended Securities
Effective September 30, 2010, the Goldman Sachs
Technology Tollkeeper Fund (the Fund) commenced offering Class IR Shares.

The terms of the Class IR Shares for the Fund are described in Post-Effective Amendment No. 257 to the Trusts Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on September 29, 2010 (Accession No. 0000950123-10-090119).
Amendment No. 56 to the Trusts Agreement and Declaration of Trust, dated May 20, 2010, which changed the name of the Goldman Sachs Tollkeeper Fund to the Goldman Sachs Technology Tollkeeper Fund and established Class IR Shares for the Fund, is incorporated herein by reference to Exhibit (a)(57) to Post-Effective Amendment No. 249 to the Trusts Registration Statement on Form N-1A filed with the Securities and Exchange Commission on June 30, 2010 (Accession No. 0000950123-10-062676).